Exhibit 5.2

DLA Piper LLP (US)
One Liberty Place
1650 Market Street, Suite 4900
Philadelphia, Pennsylvania 19103-7300
www.dlapiper.com
T: +1 215 656 3300
F: +1 215 656 3301

January 18, 2018

Motif Bio plc

125 Park Avenue

25th Floor

New York, NY 10011

United States

Re:                             Motif Bio plc — Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as counsel to Motif Bio plc, a public limited company incorporated in England and Wales (the “Company”), in connection with the preparation and filing of a registration statement on Form F-3 (the “Registration Statement”) by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on January 18, 2018, to which this opinion has been filed as an exhibit.  The Registration Statement relates to the issuance and sale from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), up to a total amount of $80,000,000 by the Company of the Company’s:

(i)                                   ordinary shares, £0.01 par value per share (“Ordinary Shares”);

(ii)                                preference shares (“Preference Shares”);

(iii)                             American depositary shares (“ADSs”), issued by The Bank of New York Mellon, as depositary, representing Ordinary Shares;

(iv)                            debt securities (“Debt Securities”) under an indenture, in the form attached as an exhibit to the Registration Statement, to be entered into by the Company with a trustee pursuant to the Trust Indenture Act of 1939, as amended (the “Indenture”);

(v)                               warrants (“Warrants”) to subscribe for or purchase Ordinary Shares, Preference Shares, ADSs and/or Debt Securities;

(vi)                            subscription rights (“Subscription Rights”) to purchase Ordinary Shares, Preference Shares and/or ADSs;

(vii)                         units (“Units”) representing an interest in any two or more of the following: Ordinary Shares, Preference Shares, ADSs, Debt Securities, Warrants and/or Subscription Rights which may or may not be separable from one another;

(collectively, Ordinary Shares, Preference Shares, ADSs, Debt Securities, Warrants, Subscription Rights and Units are referred to herein as the “Securities”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States of America, as in effect on the date hereof. With respect to the law of England and Wales, we understand that you are relying upon the opinion, dated the date hereof, of DLA Piper UK LLP, counsel to the Company in England, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such law as are contained in such opinion of DLA Piper UK LLP.

For purposes of this opinion letter, we have assumed that (i) the Company shall continue to be validly existing; (ii) the Company shall have obtained any consent, approval, license or exemption by, or order or authorization of, and shall have made any filing, recording or registration with, any governmental or regulatory authority, in each case to the extent required by applicable law; (iii) with respect to Debt Securities, (a) the Indenture and any supplemental indenture relating to such Debt Securities shall have been duly authorized, executed and delivered in accordance with applicable law, (b) the Indenture and any supplemental indenture relating to such Debt Securities shall be governed by the laws of the State of New York, (c) the terms of such Debt Securities shall have been established in conformity with the Indenture and any supplemental indenture and the laws of the State of New York and (d) such Debt Securities shall have been duly authorized, executed and delivered in accordance with the Indenture and any supplemental indenture and applicable law; (iv) with respect to Warrants, (a) the Warrants and each of the agreements pursuant to which such Warrants will be issued shall be governed by the laws of the State of New York and shall have been duly authorized, executed and delivered in accordance with applicable law, (b) the terms of such Warrants shall have been established in conformity with applicable law and each of the agreements pursuant to which such Warrants will be issued and (c) such Warrants shall have been duly authorized, executed and delivered in accordance with applicable law and the applicable agreement pursuant to which such Warrants will be issued; (v) with respect to Subscription Rights, (a) the Subscription Rights and each of the agreements pursuant to which such Subscription Rights will be issued shall be governed by the laws of the State of New York and shall have been duly authorized, executed and delivered in accordance with applicable law, (b) the terms of such Subscription Rights shall have been established in conformity with applicable law and each of the agreements pursuant to which such Subscription Rights will be issued and (c) such Subscription Rights shall have been duly authorized, executed and delivered in accordance with applicable law and the applicable agreement pursuant to which such Subscription Rights will be issued; and (vi) with respect to Units, (a) the Units and each of the agreements pursuant to which such Units will be issued shall be governed by the laws of the State of New York and shall have been duly authorized, executed and delivered in accordance with applicable law, (b) the terms of such Units shall have been established in conformity with applicable law and each of the agreements pursuant to which such Units will be issued and (c) such Units shall have been duly authorized, executed and delivered in accordance with applicable law and the applicable agreement pursuant to which such Units will be issued.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.              The Debt Securities will be valid and binding obligations of the Company.

2.              The Warrants will be valid and binding obligations of the Company.

3.              The Subscription Rights will be valid and binding obligations of the Company.

4.              The Units will be valid and binding obligations of the Company.

The foregoing opinions are qualified to the extent that the enforceability of any document, instrument or the Securities may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Securities or the Registration Statement.

The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and the reference to DLA Piper LLP (US) under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA PIPER LLP (US)